EXHIBIT 23.5


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                         Consent of Independant Auditors


The Board of Directors
Magic Software Enterprises (UK) Limited


We hereby consent to the incorporation by reference, in the Registration Statement on Form S-8 of Magic Software Enterprises Ltd. (the "Company") relating to the registration of an additional 1,000,000 Ordinary Shares, par value NIS 0.1 per share, of the Company authorised for issuance under its 2000 Employee Stock Option Plan, of our report dated 20 January, 2003 relating to the balance sheet of Magic Software Enterprises (UK) Limited, a wholly owned subsidiary of the Company, as of December 31, 2002, and the related statements of operations and changes in shareholders' equity for the year ended December 31, 2002, which report appears in the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 2002.




Yours sincerely
LEVY COHEN & CO.


/s/ LEVY COHEN & CO.
Registered Auditors


                                                   8 March 2004


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